Exhibit 99.1

                          ABRAXAS PETROLEUM CORPORATION
                            www.abraxaspetroleum.com

           500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232
                Office: 210.490.4788 Exec/Acctg Fax: 210.490.8816


                                  NEWS RELEASE

        Abraxas Provides Operational Update and IPAA Small Cap Oil & Gas
                   Investment Symposium Presentation Details

SAN ANTONIO (Feb. 6, 2006) - Abraxas Petroleum Corporation (AMEX:ABP) today provided an operational update and presentation details for the upcoming Independent Petroleum Association of America's ("IPAA") Small Cap Oil & Gas Investment Symposium to be held February 7-9, 2006 at The Westin Diplomat Resort in Hollywood, Florida.

In the Oates SW Field of West Texas, the initial Woodford re-entry has been placed on production. As previously announced, due to the competitive nature of this resource gas play, specific production rates and completion techniques will be kept confidential. The Company's workover rig is below 9,000' on a Devonian re-entry, which the Company plans to drill horizontally.

Elsewhere in the Delaware Basin of West Texas, the Company has begun a multi-well program of fracture stimulations and re-completions of existing wellbores. Three wells are currently in various stages of completion, two of which are targeting the Atoka formation and one is targeting the Wolfcamp formation.

In Wyoming, production testing of the individual formations continues on the four wells drilled in late 2005. The Company plans to begin the additional completions later this month. Once all of the formations are completed and tested individually, they will be commingled and an ultimate sustained rate of production can be obtained.

"We are pleased to announce that we have secured two large workover rigs in West Texas that are capable of drilling horizontally in existing wellbores and further, have the ability to drill shallower wells from the surface. Initial results from the Wyoming wells are quite encouraging; however, until we have all zones on production and commingled, the ultimate production rates are unknown," commented Bob Watson, President and CEO.

Abraxas is scheduled to present at the IPAA Small Cap Oil & Gas Investment Symposium on February 8, 2006 at 9:10 a.m. ET. The live audio webcast with the corresponding PowerPoint presentation will be available at http://www.investorcalendar.com/CEPage.asp?ID=100491 or on the Company's web site, http://www.abraxaspetroleum.com, under the Event Calendar for this event. The webcast including the slide presentation will be archived on the Company's web site for 60 days.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.



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Safe Harbor for forward-looking  statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas' actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil. In addition, Abraxas' future natural gas and crude oil production is highly dependent upon Abraxas' level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by
economic  and  other  factors  beyond  Abraxas'  control.   In  the  context  of
forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas' filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/ Director of Corporate Development
Direct Telephone 210.757.9835
Main Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com